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                                                                   EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our reports pertaining to Xoom.com, Inc. dated October 28, 1998, except for paragraph 3 of
Note 4 and Note 11, as to which the date is November 16, 1998, pertaining to Paralogic Corporation dated July 20, 1998, pertaining to Global Bridges Technologies, Inc. dated July 10, 1998 and pertaining to Pagecount, Inc. dated July 7, 1998 (except for Note 6 as to which the date is July 24, 1998) included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-62395) and related Prospectus of Xoom.com, Inc. for the registration of 3,000,000 shares of its Common Stock.

                                       Ernst & Young LLP

                                       /s/ ERNST & YOUNG LLP


Palo Alto, California

December 2, 1998